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Exhibit 23.2

Consent of Independent Reservoir Engineers

The Board of Directors
Storm Cat Energy Corporation:

        We hereby consent to the incorporation by reference in Registration Statement of Storm Cat Energy Corporation and its subsidiaries on Form F-3 of the reference to Sproule Associates Inc, and the inclusion and incorporation by reference of information derived from our reports evaluating Storm Cat's petroleum and natural gas reserves as of December 31, 2004, in the Annual Report on Form 20-F for the year ended December 31, 2004 of Storm Cat Energy Corporation and its subsidiaries filed with the Securities and Exchange Commission.

SPROULE ASSOCIATES INC.
By:	/s/ JOHN P. SEIDLE
Name:	John P. Seidle
Its:	Senior Reservoir Engineer

Denver, Colorado
December 21, 2005

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  Exhibit 23.2